                                                                   Exhibit 10.36


                               PLACEMENT AGREEMENT
                                       OF
                      VENTURI TECHNOLOGY ENTERPRISES, INC.


                                                               December 31, 1997


EQUITY SERVICES, LTD.
St. Andrews Court
Frederick Street Steps
P.O. Box N-4805
Nassau, Bahamas

Gentlemen:

         The undersigned, Venturi Technology Enterprises, Inc., a Nevada corporation (the "Company"), confirms its agreement with Equity Services, Ltd., a Nevis company ("ESL") as follows:

1.       Description of Securities and Offering.

         (a) ESL has agreed to privately place (the "Private Placement") Three Hundred Thousand (300,000) shares (the "Shares") of the Company's Series B 6% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"'), with a stated value of Ten Dollars ($10.00) per Share (the "Private Placement Price"), each Share being immediately convertible into five (5) shares of the Company's common stock. The placement of the Shares is to occur as follows: (i) Two Hundred Thousand (200,000) Shares with an aggregate value of One Million Dollars ($1,000,000.00) shall be placed on or before December 31, 1997 ("Phase I"); (ii) Fifty Thousand (50,000) Shares with an aggregate value of One Million Dollars ($1,000,000.00) shall be placed on or before March 31, 1998 ("Phase II"); and
(iii) Fifty Thousand (50,000) Shares with an aggregate value of One Million Dollars ($1,000,000.00) shall be placed on or before June 30, 1998 ("Phase III") (Phase I, II and III are collectively referred to as the "Private Placement"). The closing of Phase I shall occur on or before December 31, 1997 (the "Phase I Closing"), the closing of Phase II shall occur on or before March 31, 1998 (the "Phase II Closing") and the closing of Phase III shall occur on or before June 30, 1998 (the "Phase III Closing"); provided, however, that ESL will be given an opportunity to review the business and financial milestones set forth on Exhibit "F" before proceeding with each Phase of the Private Placement.

         The Shares shall have a cumulative dividend of six percent (6%) per annum, payable on a fiscal quarterly basis, which shall be paid by the issuance of shares of the Company's common stock, par value $0.001 per share (the "Common Stock") based on the thirty (30) day average closing bid price of the Common Stock prior to the dividend date.

         Immediately upon the occurrence of the Phase I Closing, Phase II Closing and Phase III Closing, as the case may be, the Company shall grant the holders of the Shares, the holders of the Common Stock issued as dividends on the Shares and the holders of the Common Stock issued upon conversion of the Shares, one (1) demand registration right beginning December 31, 1997, and "piggyback" registration rights beginning immediately upon the closing of each Phase. The terms of these registration rights, with respect to the Shares subscribed for in each Phase, shall be as set forth in a Registration Rights Agreement (herein so called) substantially in the form attached hereto as Exhibit "A". The Company shall bear all expenses in connection with the preparation and filing of such registration statements.

         (b) The commissions to which ESL shall be entitled for such placement shall be as follows: (i) a sum equal to seven percent (7%) of the total proceeds resulting from the placement of the Shares; and (ii) Shares with value equal to five percent (5%) of the total proceeds resulting from the placement of the Shares (the "Placement Agent's Shares"). ESL shall also be paid (i) a sum equal to three percent (3%) of the total proceeds resulting from the placement of the Shares as a non-accountable expense allowance and (ii) an amount equal to the legal fees of ESL's counsel not to exceed Ten Thousand and No/100 Dollars ($10,000.00). ESL will be paid the commission, the non-accountable expense allowance and the legal fees of ESL's counsel simultaneously with the Closing of each Phase.

         (c) In addition, the Company agrees to sell to ESL, for an aggregate price of $150, a five (5) year option ("ESL Purchase Option") to purchase up to One Hundred Fifty Thousand (150,000) shares of Common Stock ("ESL's Option Shares") at a price of Three Dollars ($3.00) per Option Share exercisable for a period of five (5) years commencing one year after the completion of the Private Placement or June 30, 1999, whichever is earlier. ESL shall be entitled to purchase for Fifty Dollars ($50.00) an option to purchase Fifty Thousand (50,000) ESL Option Shares immediately upon the occurrence of the Phase I Closing. ESL shall be entitled to purchase for Fifty Dollars ($50.00) an option to purchase Fifty Thousand (50,000) ESL Option Shares immediately upon the occurrence of the Phase II Closing. Finally, ESL shall be entitled to purchase for Fifty Dollars ($50.00) an option to purchase Fifty Thousand (50,000) ESL Option Shares immediately upon the occurrence of the Phase III Closing. The holders of ESL's Option Shares and the Placement Agent's Shares will have registration rights as set forth in the Registration Rights Agreement substantially in the form attached hereto as Exhibit "B".

2. Appointment of Placement Agent. ESL's appointment by the Company as Placement Agent shall commence upon the date of the execution of this Agreement, and shall continue until and through July 31, 1998, unless (i) the Shares shall be completely sold prior to that date, (ii) the offering has been terminated by written agreement between ESL and the Company, or (iii) this Agreement shall be terminated at a prior date as provided herein.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 2

3. Release of Placement Agent. ESL's commitment to serve as Placement Agent on behalf of the Company is made subject to the release of ESL: (i) in the event of war involving the United States of America, (ii) in the event of any material adverse change in the business, property or financial condition of the Company as reasonably determined by ESL, (iii) in the event of any action, suit or proceeding at law or in equity against the Company, or by any Federal, State or other commission, board or agency wherein any unfavorable decision would materially affect the business, property, financial condition or income of the Company (as reasonably determined by ESL), (iv) in the event of a breach by the Company of any material covenant, representation or warranty contained in this Agreement or (v) in the event of adverse market conditions (of which ESL shall be the sole judge).

4.       Representations and Warranties of the Company.

         The Company represents and warrants to ESL as follows:

         (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification unless the failure to so register or qualify would not have a material adverse effect on the financial condition of the Company ("Material Adverse Effect").

         (b) The Company is in full compliance with all reporting requirements of the National Association of Securities Dealers ("NASD"), and the Common Stock is quoted on the NASDAQ Over-the-Counter Bulletin Board (trading symbol: VTIX).

         (c) The Company has furnished ESL with copies of its Business Plan dated August, 1997, and all documents filed with the Securities and Exchange Commission (the "Commission") and NASD (collectively, the "Disclosure Documents"). Except as disclosed in the Company's Business Plan, immediately prior to the Phase I Closing there will be no other capital stock issued and outstanding, nor will there be outstanding any rights to acquire, commitments to issue or securities convertible into capital stock other than as previously disclosed in writing to ESL. The Disclosure Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made not misleading.

         (d) Except as shown on the Company's most recent audited financial statements dated 12/31/96, prepared by Child & Co., the Company's independent certified public


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 3
accountants, the Company will have no other indebtedness outstanding immediately prior to the Closing of each Phase. (09/30/97 Interim.)

         (e) Upon issuance at the closing of each Phase in accordance with this Agreement, the Shares will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders. The shares of Common Stock, when issued and delivered upon conversion of the Series B Preferred Stock, the ESL Option Shares and the Placement Agent's Shares, will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders.

         (f) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

         (g) The execution and delivery of this Agreement, the issuance of the Shares, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the ESL Option Shares, and the Placement Agent's Shares and the consummation of the transactions contemplated by the Investor Subscription Agreements (herein so called) by the Company, will not conflict with or result in a breach of or a default under any of the terms or provisions of, the Company's articles of incorporation or By-laws, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its properties or assets and will not result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

         (h) No authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 4

         (i) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or threatened against or affecting the Company, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of the Company.

         (j) Subsequent to the dates as of which information is given in the Disclosure Documents, except as contemplated herein, the Company has not incurred any material liabilities or material obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and there has not been any change in its capitalization or any material adverse change in its condition (financial or otherwise) net worth, results of operations or prospects.

         (k) The Company has conducted, is conducting and will conduct its business so as to comply in all material respects with all applicable statutes and regulations, and the Company is not charged with and, to the knowledge of the Company, is not under investigation with respect to any violation of any statutes or regulations nor is it the subject of any pending or threatened adverse proceedings by any regulatory authority having jurisdiction over its business or operations.

         (1) Except as set forth in the Disclosure Documents, the Company has good and marketable title to all properties and assets described therein as owned by it, free and clear of all liens, charges, encumbrances, or restrictions.

         (m) The Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon.

         (n) The Company has no knowledge of any tax deficiency that might be asserted against it that might materially and adversely affect its business or properties.

         (o) The Company maintains insurance of the types and in amounts generally deemed adequate for its business and consistent with insurance coverage maintained by similar companies and businesses, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism, products liability and all other risks customarily insured against, all of which insurance is in full force and effect.

         (p) No labor disturbance by the employees of the Company exists or is imminent that could reasonably be expected to have a material adverse effect on the conduct of the business, operations, financial condition, or income of the Company.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 5

         (q) Neither the Company nor any employee or agent of the Company has made any payment of funds of the Company or received or retained any funds in violation of law.

         (r) Subject in part to the truth and accuracy of the subscriber's representations set forth in the Investor Subscription Agreement, the offer, sale and issuance of the Shares are exempt from registration requirements of the 1933 Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that will cause the loss of such exemption.

         (s) The Company has sufficient title and ownership of all trademarks, service marks, trade names, copyrights, patents, trade secrets and other proprietary rights necessary for its business as now conducted and as proposed to be conducted as described in the Disclosure Documents without any conflict with or infringement of the rights of others. Except as set forth in the Disclosure Documents, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary rights of any other person or entity. The Company is not aware that any of its executive officers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of his or her best efforts to promote the interest of the Company or that would conflict with the Company's business as proposed to be conducted.

         (t) Except for agreements explicitly contemplated hereby or set forth in the Disclosure Documents, there are no agreements between the Company and any of its officers, directors, affiliates or any affiliate thereof.

         (u) As of the date of the Phase I Closing, and at such time as the Phase II Closing and Phase III Closing, no representation or warranty of the Company contained in this Section 4, and no statement contained in any exhibit, schedule, certificate, list, summary or other disclosure document provided or to be provided to ESL pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make statements contained therein not misleading.

The representations, warranties and covenants of the Company contained in this Agreement shall inure to the benefit of each subscriber to the Private Placement and such subscribers shall constitute identified third-party beneficiaries under this Agreement. No termination, modification, or waiver of the representations, warranties and covenants of the Company contained in this Agreement shall be permitted in any manner adversely affecting their interests without their prior written consent.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 6

5.       Affirmative Covenants of the Company.

         (a) Upon the Phase I Closing or December 31, 1997, whichever is earlier, the Company will use its best efforts to list shares of its Common Stock on The NASDAQ SmallCap Market or a national securities exchange (such as AMEX or NYSE) and, at a minimum, and use its best efforts to maintain such listing for a period of five (5) years from the time of such listing.

         (b) The Company will engage a financial public relations firm acceptable to ESL prior to the Phase I Closing.

         (c) The financial statements of the Company shall be audited by a "Big Six" or such other independent public accounting firm as ESL may consent to. Further, the Company shall not effect a change in its accounting firm to other than a "Big Six" firm for a period of two (2) years following the Phase III Closing or June 30, 1998, whichever is earlier.

         (d) The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the Private Placement, including but not limited to, the cost of preparing, printing and delivering all placement and selling documents, including but not limited to the Placement Agreement, Investor Subscription Agreements, Registration Rights Agreements, Placement Agent's Option Agreements and blue sky memorandum and stock certificates; blue sky fees, filing fees, legal fees and disbursements of counsel in connection with blue sky matters; fees and disbursements of the transfer and warrant agent; the cost of two (2) sets of bound closing volumes for ESL and its counsel; the cost of three (3) tombstone advertisements, at least one (1) of which shall be in a national business newspaper, one (1) of which shall be in a major Texas newspaper and one (1) shall be in a publication chosen by ESL; an amount equal to the legal fees of ESL's counsel, not to exceed Ten Thousand Dollars ($10,000.00); and the cost of five (5) lucite tombstones for ESL and its counsel (collectively, the "Company Expenses"). If the Private Placement is not completed because the Company prevents it or because of a breach by the Company of any covenants, representations or warranties contained herein, the Company's liability for such expense allowance shall be limited to Ten Thousand and No/100 Dollars ($10,000.00).

         (e) The Company will, and will cause its subsidiaries, if any, to do the following: (i) maintain and preserve its and their respective businesses consistent with normal business practices; (ii) conduct its and their respective businesses, taken together as a group, in an orderly, efficient and customary manner consistent with normal business practices; and (iii) keep and maintain all of its and their respective properties in good working order and condition.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 7

         (f) The Company will deliver to ESL for a period of three (3) years from the Phase III Closing or June 30, 1998, whichever is earlier:

              (i) within thirty (30) days after the close of each calendar month, except with respect to the last month of each fiscal year, a copy of its consolidated balance sheet as of the close of such month and its profit and loss statement and surplus reconciliation for that month, all prepared in accordance with generally accepted accounting principles consistently applied, and certified as being fairly presented in all material respects by the Company's President or its Chief Financial Officer;

              (ii) within thirty (30) days after the close of each calendar month, a copy of the internal accounting reports prepared by the Company for its officers and/or directors;

              (iii) at any time within the period from thirty (30) days prior to and until thirty (30) days after the start of any fiscal year, financial projections of the Company and its subsidiaries, if any, for such fiscal year prepared in reasonable detail, which financial projections shall be presented to the Company's Board of Directors for their approval at their regular meeting first following the preparation of such projections;

              (iv) promptly upon the filing thereof, all reports and statements filed with the Commission (or any governmental authority succeeding to any of its functions) or with any securities exchange; and

              (v) such other information and data with respect to the Company or any of its subsidiaries, if any, as from time to time may be reasonably requested by ESL (including, without limitation, such other information as the Company shall have supplied to any of its security holders in their capacity as such) to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

         (g) The Company will cause at least One Million and No/100 Dollars ($1,000,000.00) of "key man" life insurance to be written on each of the lives of Gaylord Karren and John Hopkins. Such "key man" life insurance will be kept in force for a minimum period of either three (3) years from the Phase III Closing or June 30, 1998, whichever is earlier, or the term of the employment agreements between the Company and Gaylord Karren and John Hopkins, whichever is longer.

         (h) For a period of three (3) years from the Phase III Closing or June 30, 1998, whichever is earlier, the Company, at its expense, shall, upon request by ESL from time to time, provide ESL with copies of the Company's daily transfer sheets.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 8

         (i) The Company and its President shall call a meeting of the Board of Directors at such times as may be necessary but at least once every fiscal quarter. The Board of Directors shall include at least two (2) non-affiliated directors to be elected within ninety (90) days of the Closing, which directors shall not be officers or employees of the Company ("Outside Directors"). In addition, the Company will allow one (1) designated representative of ESL to receive timely notice of, attend and make comments at all meetings of its Board of Directors. (Such designated representative shall also be sent all standard communications and notifications from the Company to the members of its Board of Directors concerning annual and special meetings in the same fashion and on the same basis, including with respect to timing, as he would if he were a member of the Board of Directors.) Further, for a period of five (5) years from the Phase I Closing or December 31, 1997, whichever is earlier, the holders of the Series B Preferred Stock shall have the right to designate one (1) member of the Board of Directors and the Company shall cause such designee to be elected to the Board of Directors of the Company.

         (j) The Company will cause the Board of Directors to maintain a Compensation Committee, which shall be comprised of three (3) members, of which one (1) member shall be a designated representative of the holders of the Series B Preferred Stock. The Compensation Committee shall have authority with respect to the matters set forth in clauses (i) and (ii) of paragraph (n) of this
Section 5.

         (k) The Company will cause the Board of Directors to maintain an Audit Committee, which shall be comprised of three (3) members, of which one (1) member shall be the designated representative of the holders of the Series B Preferred Stock.

         (1) The management of the Company shall prepare and deliver to ESL and each subscriber to the Private Placement (unless ESL and such subscribers shall waive such right in writing) monthly reports highlighting business developments and activities, with those persons having assigned responsibilities reporting on operations and activities in their areas of responsibility.

         (m) The Company will promptly send to ESL and each subscriber to the Private Placement, in no event later than ninety (90) days following each meeting (unless ESL and such subscriber shall waive such right in writing) copies of the complete minutes of each meeting of its Board of Directors, executive and similar committees thereof.

         (n) Without in any way limiting the generality of matters which may be appropriate for consideration or action by the Board of Directors, prior to taking action with respect to any of the following items, the Board of Directors or, in the case of clauses (i) and (ii), the Compensation Committee thereof, must approve the following actions:


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                      Page 9

              (i) Changes in officers and their compensation, including, without limitation, all significant employee benefits other than health care and similar insurance plans;

              (ii) All incentive programs (and revisions thereto) for employees such as stock option plans, equity plans, bonus plans, etc.;

              (iii) Company budgets, which shall be submitted within the period from thirty (30) days prior to and until thirty (30) days after the commencement of each fiscal year covering sales, direct costs, indirect costs, profit targets, capital expenditures, and cash flow;

              (iv) Major appropriations in excess of One Hundred Thousand Dollars ($100,000.00) for any capital items not in the Company budget for the fiscal year;

              (v) Major new facilities and their location, excluding any small leased facilities in the local area so long as their annual rental obligation does not exceed One Hundred Thousand Dollars ($100,000.00) per year;

              (vi) All matters pertaining to mergers and acquisitions, without exception;

              (vii)  Purchase contracts of a major nature;

              (viii) Sales contracts of an unusual size or complexity;

              (ix) Sale or purchase of patents, rights, or any royalty or license agreements, other than in the ordinary course of business;

              (x) Warranty and distribution policies of an unusual nature which are not representative of industry patterns;

              (xi) Financing programs and policies applicable to public offerings, private placements, and long-term debt;

              (xii)  Treasury policies;

              (xiii) Selection of auditors and corporate counsel;

              (xiv)  Banking resolutions;


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 10

              (xv) Cash policies such as pension funds, investments, etc., other than normal bank deposits;

              (xvi) All matters of litigation in which the Company is to be the plaintiff or other initiating party; and

              (xvii) Conflict of interest matters.

         (o) The management of the Company shall notify and consult with the Board of Directors (by written, telegraphic or telephonic notice) prior to taking any initial action with respect to any of the following matters (it being understood that the Board of Directors will determine the propriety of further or alternative action with respect to such matters at their next meeting):

              (i) All matters of personnel policies as they apply to any labor agreements or organization of unions;

              (ii) All matters of public policy, wherein the Company is to be involved in any community, political, or religious cause or program;

              (iii) All matters of litigation that involve or may involve the Company as a defendant;

              (iv)   Audit programs and policies; and

              (v) Any operating decisions which in the judgment of the President and Chief Executive Officer should be presented to the Board.

         (p) The Company shall file a Certificate of Designation with the Secretary of State of Nevada setting forth the rights and preferences of the Series B Preferred Stock substantially in the form attached hereto as Exhibit "C'.

6.       Negative Covenants of the Company.

         (a) During the completion of the Private Placement and for a period of eighteen (18) months following the Phase III Closing or June 30, 1998, whichever is earlier, the Company will not, without the prior written consent of ESL, grant any additional options to purchase securities of the Company to employees that are exercisable at a price below the greater of the Private Placement Price or the fair market value of the securities on the date of grant.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 11

         (b) During the completion of the Private Placement and for a period of three (3) years following the Phase III Closing or June 30, 1998, the Company will not, without the prior written consent of ESL, offer or sell any of its securities in reliance on Regulation S of the Securities Act of 1933, as amended (the "Act").

         (c) All of the current directors and executive officers of the Company and all current Shareholders of the Company who individually own more than five percent (5%) of the Company's outstanding Common Stock agree that their shares will be subject to the provisions of a Lock-Up Agreement (herein so called) substantially in the form attached hereto as Exhibit "D". The Shares subject to the Lock-Up Agreement shall not be assignable or transferrable. The Company will take all such steps as necessary to enforce the provisions of the Lock-Up Agreement, including, but not limited to, notifying the Company's transfer agent of the existence of the Lock-Up Agreements. The remaining shares shall be released from the terms of the Lock-Up Agreement in accordance with its terms.

         (d) The Company will not use any proceeds from the Private Placement to repay any indebtedness of the Company, including but not limited to any indebtedness to current executive officers or principal shareholders of the Company.

         (e) The Company shall not, without the prior written consent of ESL and all holders of the Series B Preferred Stock, create any new class or series of stock having a dividend and/or liquidation preference senior to the Series B Preferred Stock or increase the size of the authorized number of shares of Series B Preferred Stock.

         (f) The compensation of the executive officers of the Company as set forth in the Company's Business Plan not increase until thirteen (13) months after the Closing.

         (g) The Company will not issue press releases or engage in other publicity without ESL's prior written consent prior to the completion of the Private Placement and for a period of eighteen (18) months from the Phase III Closing or June 30, 1998, whichever is earlier.

         (h) The compensation of the executive officers of the Company shall be subject to the approval of ESL and shall not be increased during the completion of the Private Placement and for a period of thirteen (13) months from the Phase III Closing or June 30, 1998, whichever is earlier; provided, however, that such compensation shall be no less than Ninety Six Thousand Dollars ($96,000.00) per year for the first year after the Phase III Closing or June 30, 1998, whichever is earlier, and One Hundred Twenty Thousand Dollars ($120,000.00) per year for the second and subsequent years after the Phase III Closing or June 30, 1998, whichever is earlier.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 12

7.       Representations and Warranties of ESL.

         ESL represents, warrants and covenants to the Company as follows:

         (a) ESL has been duly incorporated and is validly existing and in good standing under the laws of Nevis [sic], with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

         (b) This Agreement has been duly authorized, validly executed and delivered on behalf of ESL and is a valid and binding agreement of ESL enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and ESL has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

8. Indemnification. The Company hereby agrees to indemnify and hold harmless ESL and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, including any costs or expenses incurred, to which any such indemnified party may become subject under the Securities' Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon, in whole or in part, (i) any untrue statement or alleged untrue statement of a material fact made by the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL, (ii) any omission or alleged omission of a material fact with respect to the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL, or (iii) any breach of any representation, warranty or agreement made by the Company in this Agreement or any exhibit, schedule, certificate, list, summary or Disclosure Document provided to ESL.

9.       Mergers and Acquisitions.

         (a) The Company agrees that ESL will be paid a finder's fee of seven percent (7%) of the first $1,000,000.00, six percent (6%) of the second $1,000,000.00, five percent (5%) of the next $1,000,000.00, four percent (4%) of the next $1,000,000.00 and three percent (3%) of the excess, if any, over $4,000,000.00 of the consideration involved in any merger or acquisition transaction (or equivalent) consummated by the Company, in which ESL introduced the other party to the Company during a period ending five (5) years from the Closing (an "Introduced Transaction"); and

         (b) Any such finder's fee due to ESL will be paid in cash at the closing of the particular Introduced Transaction for which the finder's fee is due.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 13

10.      Conditions Precedent to Closing.

         (a) Prior to the closing of each Phase of the Private Placement, ESL shall have received an opinion addressed to Equity Services, Ltd. and each subscriber to the Private Placement, from counsel for the Company, confirming the representations and warranties of the Company contained in Section 4 above, substantially in the form attached hereto as Exhibit "E".

         (b) ESL shall have received a fully executed Placement Agent's Option Certificate from the Company for the options earned upon the closing of each Phase of the Private Placement before the closing of each Phase in which they are earned.

         (c) ESL shall have received a fully executed Registration Rights Agreement with respect to the Placement Agent's Shares and the ESL Option Shares from the Company for the Placement Agent's Shares and the ESL Option Shares earned upon the closing of each Phase of the Private Placement.

         (d) ESL shall have received a fully-executed Lock-Up Agreement from each shareholder of the Company as set forth in Paragraph 6(c) hereof.

         (e) ESL shall have received a certified copy of the resolution of the Board of Directors of the Company authorizing the transactions contemplated herein.

         (f) The Company shall have filed with the Office of the Secretary of State of Nevada a Certificate of Designation acceptable to ESL, substantially in the form attached hereto as Exhibit "C".

         (g) The Company shall have amended its Bylaws in such a manner as to make its Bylaws consistent with the terms and conditions of this Agreement and the transactions contemplated herein, a copy of which will have been provided to ESL.

         (h) Prior to the closing of each Phase of the Private Placement, the escrow agent, Cardinal International Bank & Trust Company, Ltd. (the "Escrow Agent") shall have received a certificate representing the Placement Agent's Shares earned for each such Phase.

         (i) Prior to the closing of each of Phase I, Phase II and Phase III of the Private Placement, the Escrow Agent shall have received a fully executed subscription agreement from each subscriber to Phase I, Phase II and Phase III, respectively.

         (j) ESL shall have received an opinion addressed to ESL and each subscriber to the Private Placement, from counsel satisfactory to ESL, concerning the merger of the


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 14

Company with and into Hi-Tek Carpet Care, Inc., in form and substance satisfactory to ESL.

         (k) Prior to the closing of each Phase of the Private Placement, ESL shall have had the opportunity to review the business and financial milestones set forth on Exhibit "F' and to ascertain the Company's compliance therewith.

11.      Effective Date of this Agreement and Termination.

         (a) This Agreement shall become effective upon its execution by ESL.

         (b) This Agreement shall terminate on the earlier of July 31, 1998, or the consummation of the Private Placement.

12. Parties. This Agreement shall inure to the benefit of and be binding upon ESL, the Company and ESL's and its respective successors and assigns. Except as provided for in Section 4 hereinabove, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers, directors, employees, agents and attorneys of the parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said controlling persons, officers, directors, employees, agents and attorneys, and for the benefit of no other person or corporation.

13. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied (followed by registered mail or overnight courier), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 13.

                   if to the Company:

                   Venturi Technology Enterprises, Inc.
                   1327 N. State Street
                   Orem, Utah 84057
                   Attn:    Gaylord Karren, President & CEO
                   Telephone:       (801) 235-9552
                   Telecopier:      (801) 235-1731

                   with a copy (which shall not constitute notice) to:


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 15

                   Mackey, Price & Williams
                   900 First Interstate Plaza
                   170 South Main Street
                   Salt Lake City, Utah 84101-1655
                   Attn:  Randy K. Johnson, Esq.
                   Telephone:   (801) 575-5000
                   Telecopier:  (801) 575-5006

                   if to ESL:

                   Equity Services, Ltd
                   St. Andrews Court
                   Frederick Street Steps
                   P.O. Box N-4805
                   Nassau, Bahamas
                   Attn:  Lynn Turnquest, Director
                   Telephone:   (242) 352-7063
                   Telecopier:  (242) 352-3932

                   with a copy (which shall not constitute notice) to:

                   Novakov, Davidson & Flynn, P.C.
                   2000 St. Paul Place
                   750 N. St. Paul Street
                   Dallas, Texas 75201-3286
                   Attn:  I. Bobby Majumder, Esq.
                   Telephone:   (214) 922-9221
                   Telecopier:  (214) 969-7557

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, registered mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied (subject to follow up as discussed above).

14. Attorneys' Fees. If any action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which he is or may be entitled. This provision shall be construed as applicable to the entire agreement.

15.      Time of Essence. Time shall be of the essence of this Agreement.


PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 16

16. Construction. This Agreement shall be construed in accordance with the internal laws of the State of Nevada.

17. Execution. This Agreement may be executed in any number of counterparts each of which taken together shall constitute one and the same instrument.

18. Joint Drafting of Agreement. This Agreement has been prepared by the joint efforts of the respective counsel for each of the parties hereto and shall not be construed against a particular party simply by reason of such party being the drafting party.

19. Entire Agreement. This Agreement, together with those certain Investor Subscription Agreements by and between the Company and each subscriber to the Private Placement, constitute the entire understanding by and between the parties with respect to the subject matter hereof. This Agreement can only be modified, including any extension of the offering period, by a written agreement duly signed by persons authorized to sign agreements on behalf of the respective parties.

20. Facsimile Signature. This Agreement may be executed by facsimile copy and any such facsimile copy bearing the facsimile signature of any party hereto shall have full legal force and effect and shall be binding against the party having executed this Agreement by facsimile.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 17

         If the foregoing is in accordance with your understanding, please sign below and return to us a counterpart hereof, and upon your acceptance hereof, this letter and the acceptance hereof shall constitute a binding agreement between ESL and the Company.


                                  Very truly yours,


                                  VENTURI TECHNOLOGY
                                  ENTERPRISES, INC.

                                  By: /s/ Gaylord Karren
                                     -------------------------------------------
                                       GAYLORD KARREN
                                       Chairman and CEO


Accepted and agreed to as of the
date first above written by:

EQUITY SERVICES, LTD.

By: /s/ Lynn Turnquest
   --------------------------------
        LYNN TURNQUEST, Director



PLACEMENT AGREEMENT OF
VENTURI TECHNOLOGY ENTERPRISES, INC.                                     Page 18